Effective Use of Structured Products
In an Uncertain World

February 2009

Erick Goralski
Director
Structured Investments
Deutsche Bank Securities, Inc.

Evolution of the U.S. Structured Products Marketplace

Pre-2005	2006	2007	2008
U.S Business is predominantly the domain of wire-house firms with large broker networks (Merrill Lynch, Citi, UBS, Morgan Stanley, Goldman Sachs, etc). Market participants lacking distribution (Lehman, DB, Bear, etc) had marginal businesses, at best.	Industry participants begin to place significant focus on the "Third Party" client space. Independent brokerage firms, asset managers, private banks and Registered Investment Advisors are targeted. Modest results are achieved, largely focused on a narrow range of products.	The vision of what the market could become, shows the first signs of coming to fruition: •Wire-house firms move to "open architecture" model. •Independent firms begin broad adoption •Investment Advisors enter space in a meaningful way •Large portion of the business migrates to "fee based" (non-commission)	

1

Deutsche Bank

2008: The "Tipping Point"

o The year began with tremendous momentum carried over from late 2007

     oUncertainty in the market, coupled with an enhanced awareness of how structured products could be used in client portfolios led to steep increases in product issuance.
     o Clients began to utilize "synthetic asset management" as a surrogate for actively managed strategies.
          o Comparable/superior performance, with superior fees, transparency and liquidity

     o Client demand for commodity exposure with degrees of capital protection was high in the first half of the year.

o On many levels, the defining event of 2008 was Lehman Brothers
     o At the time, it was uncertain as to the impact the Lehman bankruptcy would have on the structured products industry.

o September, October and November were the strongest months of the year
     o Counterparty scrutiny was incredibly high

Industry Forensics

o   Who is participating in the market?
    o   Traditional Structured Products investors (commission driven brokerage networks) remain strong participants.
    o   Since September 08, bank issued market linked CDs with FDIC insurance are in strong demand.

o   By far the fastest growing market segment are Registered Investment Advisors and Independent Advisory networks.
    o   Traditional long only stock, bond and mutual fund buyers.
    o   Non-Commission driven: Investing based on the merits of the products, not based on the amount of commission that the product pays them.

o   Why are they choosing to utilize these investments?
    o   In some cases, they have determined that the structures/underlying instruments are the best way to gain exposure to a given asset class.
    o   Cash is not a long-term solution: "I can't continue to be a negatively yielding savings account that lacks FDIC insurance".
    o   They recognize that for a portion of a clients portfolio, it is important to maintain market exposure, but reduce the uncertainty of the outcome over a given period of time.

Reduction Of Uncertainty

 For any given period, being long the market presents the following risk profile:

Investment Return

   Underlying
     Return

The investor owns the market all the way up and all the way down

For a given period, structured products define a more narrow range of outcomes

Leveraged/Buffered Notes      Absolute Return Notes    Buffered Barrier
                                                         Rebate Notes
Note Return                        Note Return            Note Return

Underlying                         Underlying              Underlying
  Return                             Return                  Return

All terms reflected above are purely hypothetical and may not be available at a given time based on current market variables.

Structured Products From the Ground UP

All Structured Products payoffs can be constructed by some combination of call(s) and/or puts, which can range from vanilla options to more exotic varieties such as "barrier" options, "Look Back" options, "Rainbow"
options.to name a few.

Structured Products From the Ground UP

It is understood that investors are exposed to credit risk against the issuer of the product.   Structured
products are often described as having an underlying Zero Coupon Bond

             5%          Bond           5% Plus any         Profit
                         Accretes       premium
          Initial        To             generated from      Option
 $        Bond           Par            selling options     Based
          Floor          Over the       tells us how        Return
          95%            Term of        much we have
                         the            to "Spend"          "Bond"

                         Structure

         3 Year                                             3 Year
         "Bond"                                             Structured Product

The "Bond Floor" is determined by two things:

     o 3 Month Libor (Which is currently very low)

     o The issuer's "Spread"- Credit strength and issuer spread have an inverse relationship (i.e. the less credit worthy, the more interest they have to pay when given cash.)

     All terms reflected above are purely hypothetical and may not be available at a given time based on current market variables.

Structured Products From the Ground UP

There are many different types of options that are currently used in Structured
Products, but the most common are "Vanilla" options and "Barrier" Options

Vanilla Option: An option that has two meaningful dates; the day that the option is initially set (the Strike date) and the final day on which it is valued (the
Final Valuation or Expiry date).

Call  Option Payoff Diagram

Underlying Value

Final Date
Final Underlying Value = 125%

Strike Date
Strike Level = 100%

Time

When using Vanilla options, the Final Value of the option is not impacted by the path of the underlying throughout the life of the option. As long as the Final
Level of the Underlying is greater/less than the Initial Level in the case of a
Call/Put, the option will have value at maturity.

All terms reflected above are purely hypothetical and may not be available at a given time based on current market variables.

Structured Products From the Ground UP

Barrier Option: Barrier Options introduce the concept of "Path Dependency" of the underlying. They function in a similar way to Vanilla Options (at maturity), unless the underlying has moved through a pre-defined point at some point during the life of the option. If the "barrier crossing" occurs, the option value is zero at maturity.

Scenario 1                                        Scenario 2

Underlying Value                                  Underlying Value

Barrier =125%       Scenario 1, the barrier       Barrier =125%
                    is never crossed. Barrier
Strike              option and Vanilla
=100%               option have equal value       Barrier is
                    at maturity.                  Broken
Time                                              Option Expires
                    Scenario 2, the barrier is    Worthless
                    broken. At maturity,
                    Vanilla option captures
                    the upside of the
                    market, Barrier option
                    expires worthless.

All terms reflected above are purely hypothetical and may not be available at a given time based on current market variables.

Structured Products From the Ground UP

Why would an investor use non-Vanilla Options (Barrier options, etc)?

     o Most obvious and fundamental they are often less expensive than vanilla options.

          o Added barrier risk/path dependency reduces cost
          o Investor "sells" volatility at the barrier and is paid well given highly elevated market volatility.
          o Significantly more flexibility in the payoff's that can be created
          o If barriers exceed the investors expectations for what the market will realize, barrier options are a more attractive choice

Investor Profit                              Investor Profit

If an investors          They can capture
expectation is           the same return
"X" what is the          in a less
value of upside          expensive way,
beyond this              provided that the
point?                   barriers exceed
                         their expectation
Investor                 for the
Expectation              underlying over
                         the life of the
Underlying Value         product.           Underlying Value

All terms reflected above are purely hypothetical and may not be available at a given time based on current market variables.

Structured Products From the Ground UP

Components of several common Structured Products

Example 1: Buffered "Return Enhanced Note"
Tenor/Duration:  13 Months
Underlying Asset:  Equity Index
Downside Protection:  10%
Upside Participation: 200% (Client Gains 2:1 up to the cap)
Upper Cap: 108%

               Option Breakdown

Upper Cap                    Investor Sells
  108%                    Two 108 Strike Calls

Strike Level              Investor Buys
   100%                   Two At The
                                   Money Calls

Buffer Level              Investor Sells
    90%                   One 90 Strike Put

All terms reflected above are purely hypothetical and may not be available at a given time based on current market variables.

Structured Products From the Ground UP

Components of several common Structured Products

Example 2: M-Note (Absolute Return Barrier Note)
Tenor/Duration:  18 Months
Underlying Asset:  Equity Index
Downside Protection: 100% at Maturity
Barriers:  +/- 25%

               Option Breakdown

Upper Cap                 If Underlying closes
  125%                    above upper barrier
                                   options "Knock Out"

Strike Level              Investor Buys
   100%                   ATM Barrier Call
                                   And Buys ATM
                                   Barrier Put

Buffer Level              If Underlying closes
    75%                   below lower barrier
                                   options "Knock Out"

All terms reflected above are purely hypothetical and may not be available at a given time based on current market variables.

Structured Products From the Ground UP

Components of several common Structured Products

Example 3: Buffered Barrier Rebate Note
Tenor/Duration:  15 Months
Underlying Asset:  Equity Index
Downside Protection: 15% at Maturity
Participation Factor:  150% of index upside
Upper Barrier:  45% (max return is 67.5%)
Rebate Amount:  7.5%

               Option Breakdown

                                   If Underlying closes
                                   above upper barrier
Upper Barrier             options "Knock Out"
    145%                  and Investor receives
                                   7.5% "Rebate"

Rebate Level
   7.5%

                                   Investor Buys
Strike Level              1.5 Barrier/Rebate
    100%                  call options

Lower Level               Investor Sells One 85
    85%                   strike vanilla put

All terms reflected above are purely hypothetical and may not be available at a given time based on current market variables.

Buffered Underlying Securities: CUSIP 2515A0AP8
Hindsight analysis of note pricing vs. Underlying performance

BUyS linked to the Nikkei 225 Index

                    Summary Terms

CUSIP:         2515A0AP8
Trade Date:    February 26, 2007
Tenor:         36 months
Underlying:    Nikkei 225 Index
Buffer:        20%
Participation
Factor:        130%
Payment
at Maturity:   If the final level is greater than or equal to the Initial Level, investor receives:
               Notional + (Notional * Index Return * Participation Rate) If the
               Final Index Level is less than the Initial Level, and the decline is less than or equal to the Buffer, investor receives Notional.
               If the Final Index Level is less than the Initial Level by an amount greater than the Buffer, investor receives:
               Notional + (Notional * (Index Return + Buffer))

The terms above reflect market conditions at the time of the offering and may not be available at a given time based on current market variables.

Source: Bloomberg as of 1/21/09

Absolute Return Barrier Note: CUSIP 25152C643

M-Note linked to the S&P 500 Index

                   Summary Terms

CUSIP:         25152C643
Trade Date:    March 26, 2007
Tenor :        18 months
Underlying:    S&P 500 Index
Barrier:       +/- 21%
Payment at     If Underlying ever trades outside Barriers,
Maturity:      00%

               If Underlying never trades outside Barriers, 100% + Absolute
               Return

Payment
Made:          117.34% @ maturity

The terms above reflect market conditions at the time of the offering and may not be available at a given time based on current market variables.

Source: Bloomberg as of 09/23/08

Absolute Return Barrier Note: CUSIP 2515A0FR9

M-Note linked to the MSCI EAFE Index

                                                 Summary Terms

CUSIP:         2515A0FR9
Trade Date:    November 26, 2007
Tenor:         18 months
Underlying:    MSCI EAFE Index
Barrier:       +/- 23%
Payment at     If Underlying ever trades outside Barriers,
Maturity:      100%

               If Underlying never trades outside Barriers, 100% + Absolute
               Return

Status:        Knocked out on 09/04/08

The terms above reflect market conditions at the time of the offering and may not be available at a given time based on current market variables.

Source: Bloomberg as of 01/21/09

Indicative Performance Calculations

o Indicative Pricing for all Deutsche Bank Structured Equity Notes are based off of bid levels posted by Deutsche Bank on Bloomberg that reflect indicative unwind levels for a limited notional amount of a given note (generally up to
$1,000,000). The indicative bid levels posted on Bloomberg include accrued interest, if any, for a given security.

o Actual unwind levels may vary from the indicative bid levels posted on
Bloomberg depending on many factors that include actual unwind notional amount, current volatility of the underlier, liquidity in the market, Deutsche Bank's creditworthiness, and Deutsche Bank's profit and loss amortization assumptions.

o Deutsche Bank's upfront fees (if any) are amortized over a portion of the life of the trade. Indicative bid levels posted on Bloomberg may not reflect the true fair value of a given security.

o Indicative Note Performance is calculated using the underlying stock performance and accrued interest (if any) during the given time frame

o Stock total return is calculated using stock price and dividends (if any) paid out to investors during the given timeframe

Risk Factors

oAn investment in the securities described herein may result in a loss, and any payment is subject to our creditworthiness

o Certain built-in costs are likely to adversely affect the value of the securities prior to maturity

o You have no periodic coupon or dividend payments or voting rights

o The securities will not be listed and there will likely be limited liquidity

o Our research, opinions or recommendations could affect the level of the underlyings or the market value of the securities

o Our actions as calculation agent of the securities and our hedging activity may adversely affect the value of the securities

o Many economic and market factors will affect the value of the securities

Disclaimer

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Bank" means Deutsche Bank AG and its affiliated companies, as the context requires.

The distribution of this document and the availability of some of the products
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may involve the products, services and strategies referred to in this presentation will involve risks. You could lose your entire investment or incur
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The information contained in this presentation does not represent the rendering
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value, price or income of any security or investment. Past performance is no guarantee of future results.

Backtested, hypothetical or simulated performance results discussed herein have inherent limitations. Unlike an actual performance record based on trading actual client portfolios, simulated results are achieved by means of the retroactive application of a backtested model itself designed with the benefit of hindsight. Taking into account historical events the backtesting of performance also differs from actual account performance because an actual investment strategy may be adjusted any time, for any reason, including a response to material, economic or market factors. The backtested performance includes hypothetical results that do not reflect the reinvestment of dividends and other earnings or the deduction of advisory fees, brokerage or other commissions, and any other expenses that a client would have paid or actually paid. No representation is made that any trading strategy or account will or is likely to achieve profits or losses similar to those shown. Alternative modeling techniques or assumptions might produce significantly different results and prove to be more appropriate. Past hypothetical backtest results are neither an indicator nor guarantee of future returns. Actual results will vary, perhaps materially, from the analysis. Results represent the performance of each basket on a back tested basis, tied to a structure whose economics are determined by current economic factors such as current volatilities and interest rates. There is no guarantee that a similar structure would have been available at any point in the past and that such results could have been achieved.

Options, structured securities and illiquid investments, such as private investments, are complex instruments and are not be suitable for all investors.
Prior to buying or selling an option investors must review the Characteristics and Risks of Standardized Options: http://onn.theocc.com/publications/risks/riskstoc.pdf
If you are unable to access the website please contact Deutsche Bank AG at +1
(212) 250-6248 for a copy of this important document.

These investments typically involve a high degree of risk, are not transferable and typically will not be listed or traded on any exchange and are intended for sale only to sophisticated investors who are capable of understanding and assuming the risks involved. The market value of any structured security may be affected by changes in economic, financial and political factors (including, but not limited to, spot and forward interest and exchange rates), time to maturity, market conditions and volatility and the equity prices and credit quality of any issuer or reference issuer. Any investor should conduct his/her own investigation and analysis of the product and consult with its own professional advisers as to the risks involved in making such a purchase; since, it may be difficult to realize the investment prior to maturity, obtain reliable information about the market value of such investments or the extent of the risks to which they are exposed, including the risk of total loss of capital.

Disclaimer (con't)

Calculations of returns on instruments referred to herein may be linked to a referenced index or interest rate. In such cases, the investments may not be suitable for persons unfamiliar with such index or interest rate, or unwilling or unable to bear the risks associated with the transaction. Products denominated in a currency, other than the investor's home currency, will be subject to changes in exchange rates, which may have an adverse effect on the value, price or income return of the products. These products may not be readily realizable investments and are not traded on any regulated market. The securities referred to herein involve risk, which may include interest rate, index, currency, credit, political, liquidity, time value, commodity and market risk and is not suitable for all investors.

These instruments are not bank deposits and are not insured by the Federal
Deposit Insurance Corporation or any other governmental agency. These instruments are not guaranteed under the Federal Deposit Insurance Corporation's
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